EXHIBIT 10.18

                            PRODUCT SUPPORT AGREEMENT
                                     BETWEEN
                   VAC SERVICE CORP. AND NEW TECH CORPORATION

         AGREEMENT made this _____ day of October 1996 between VAC SERVICE CORP. (hereinafter referred to as "VAC"), a New York corporation with its principal offices at 99 Tower Drive, Middletown, New York 10940 and NEW M-TECH CORPORATION, with its principal offices at 16550 NW 10th Avenue, Miami, Florida 33169 (hereinafter referred to as "NEWTECH").

                                 R E C I T A L S

         VAC is an administrator of the manufacturer's, distributor's and dealer's warranty programs. NEWTECH desires to retain the services of VAC to assist in the administration of any warranty product claims, as well as out of warranty assistance to consumers who purchase NEWTECH products and is desirous of entering into an arrangement whereby VAC will provide certain warranty service advice and assistance and out of warranty product assistance on behalf of NEWTECH.

         NOW, THEREFORE, it is agreed between the parties as follows:

         1. PURPOSE OF AGREEMENT. This agreement is intended to define certain obligations to be assumed by VAC for the consideration hereinafter set forth with regard to NEWTECH's products. It is the intent of this agreement to have VAC set up a national network of servicers to service and repair NEWTECH products in and out of warranty; to establish and recommend service rates for NEWTECH products and negotiate these rates with VAC

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approved service centers; provide product assistance to customers; provide consumer affairs services on behalf of NEWTECH and to provide technical support for VAC authorized service centers.

         2. ESTABLISHMENT OF A NATIONAL SERVICE NETWORK FOR REPAIR OF NEWTECH PRODUCTS. VAC agrees to establish and maintain a national network of service centers to service and repair NEWTECH products which are subject to this agreement. VAC shall also research and recommend service rates for NEWTECH products. After VAC has performed its research, it shall communicate its recommended service rates to NEWTECH, and upon approval, VAC will negotiate these rates with VAC approved service centers. Additionally, VAC shall provide a T-1 800 number, which will be dedicated to NEWTECH'S needs pursuant to this agreement. VAC shall also develop and establish scripts, training and customized programming for loading of data files in order to establish the reports hereinafter contemplated. For this initial set-up service as described in this clause, NEWTECH agrees to pay to VAC, upon the execution of this agreement, the sum of TWO THOUSAND AND 00/100 ($2,000.00) DOLLARS as a one-time charge. Upon completion of the establishment of the program set forth in this paragraph, any updates will be performed by VAC at no additional charge.

         3. SPECIFIC SERVICES TO BE RENDERED BY VAC. At NEWTECH's specific instance and request, VAC hereby agrees to assume the following customer service responsibilities with regard to product support for NEWTECH products covered by this agreement. Those products that are covered by this agreement are set forth in

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Schedule "A" annexed hereto and made a part hereof. Such call center services shall be designated as options, and those options shall be defined as follows:

         (a) OPTION 1--PRODUCT WARRANTY CALLS FOR PRODUCT PURCHASED WITHIN NINETY (90) DAYS FROM K-MART OR OTHER RETAIL OUTLETS AS DESIGNATED BY NEWTECH.

         (b) OPTION 2--WARRANTY SERVICE CALLS FOR PRODUCTS PURCHASED MORE THAN NINETY (90) DAYS FROM THE DATE OF PURCHASE.

         (c)   OPTION 3--CALLS FOR PART ORDERS.

         (d) OPTION 4--CUSTOMER PRODUCT ASSISTANCE. A VAC employee will provide live service for basic troubleshooting and product assistance to the customer.

         (e) OPTION 5--CONSUMER AFFAIRS. VAC will handle consumer affairs calls and complaints concerning products. VAC will respond to complaints or issues raised by customers in writing by stock letters to be provided by NEWTECH for VAC to send to customers.

         Scripting for Options 1 through 5 will be reviewed and approved by NEWTECH.

         In addition to the five options available, to product consumers, VAC will also establish a technical support line for servicers that call for technical information. In order to fulfill its obligation, NEWTECH shall supply VAC with those technical manuals necessary in order to adequately respond to servicers. It shall be NEWTECH's responsibility to update these manuals as needed.

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         4. VAC ESTABLISHED CALL RESPONSE ROUTINE. VAC shall establish an automatic call response system to answer consumer inquiries at the 800 number to be established for NEWTECH pursuant to this agreement. The initial response on the automated call service shall state: "Thank you for calling White Westinghouse Service". Thereafter, the response system shall direct the caller to press 1 for VCR service; 2 for TV service; 3 for car stereo service and 4 for audio equipment. Thereafter, the automated call system shall direct the customer to the five options set forth in the preceding paragraph and upon selection of one of the defined options, VAC shall supply a live operator to respond directly to the caller and respond to the caller's needs as required in Option 4 and 5.

         5. PRICING AND CHARGES FOR VAC SERVICES.

         (a) VAC agrees to set up the automated voice response system with client options as set forth in the preceding paragraph. In order to establish said system, NEWTECH will pay to VAC a one-time set-up fee upon the execution of this agreement in the sum of ONE THOUSAND FIVE HUNDRED and 00/100 ($1,500.00) DOLLARS.

         (b) Each call received by VAC shall generate a specific fee depending upon the option used by the consumer. Accordingly, each call received by VAC shall be billed to NEWTECH pursuant to the following schedule:

             (i) Option 1--$.30 per call

             (ii) Option 2--$.35 per call

             (iii) Option 3--$.30 per call

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              (iv) Option 4--$2.45 per call

              (v) Option 5--$2.75 per call

         All costs as quoted are complete, including the 800 number telephone charge expense.

         Additionally, NEWTECH shall provide the necessary letters, envelopes and postage for VAC's use in processing Option (v). If VAC advances the postage costs, said costs shall be reimbursed to VAC by NEWTECH as part of the monthly billing hereinafter provided.

         (c) In addition to the five options set forth above, VAC will provide technical support service to its staff for VAC authorized service centers. Technical support calls from servicers shall be billed to NEWTECH at the rate of $3.00 per call.

         6. PROCESSING OF WARRANTY CLAIMS. VAC shall provide and facilitate the repair of in warranty products through its authorized service center network to be established in accordance with ss.2 above. It is understood and agreed that all service costs and charges are to be borne solely by NEWTECH, but paid through a repair account to be established on behalf of NEWTECH. The purpose of this account shall be to provide funds in order to pay service centers for repairs made on in warranty products. With respect to any out of warranty products serviced, VAC's sole responsibility shall be to provide the customer with the nearest available service center or regional service center, and the customer shall be responsible to negotiate and pay for any out of warranty repair service directly to the service center. VAC agrees that it will set up a bank account as a depository for payment of in warranty

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and administrative services to be performed by VAC authorized service centers for repairing in warranty products. Said account shall be in the nature of a trust account and shall be segregated from VAC's general funds. This account shall be used to pay for administrative service provided by VAC in accordance with ss.3 and service repairs on in warranty products which are serviced by VAC authorized service centers. NEWTECH agrees to fund this special account with an initial deposit of $5,000.00. At the commencement of this agreement, VAC shall have the right to make reasonable requests for additions to this fund by NEWTECH based upon reasonable projections concerning the expenditures to be incurred over a thirty (30) day period. In no event shall the fund initially fall below $1,000.00. When the fund falls to a level of $2,000.00, VAC shall notify NEWTECH to replenish the fund to the original amount of $5,000.00. Additionally, each warranty claim for in warranty products shall generate a fee of $2.75 per warranty claim payable to VAC. The services to be provided by VAC will include issuance of referrals for service; receipt of claims; insurance of their accuracy; approval of claims; issuance of payments to servicers on VAC stock checks (drawing on advance deposits made by NEWTECH) and forwarding of monthly summaries of completed service claims paid on their behalf. VAC will also include, as part of this summary report, the actual documentation for each claim. VAC will also provide NEWTECH with the terms and conditions of the services to be rendered (Schedule A) when the model numbers are provided to VAC by NEWTECH.

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         7. INVOICING AND PAYMENT OF FEES. Those fees that are not payable in advance pursuant to the preceding paragraph shall be invoiced on or about the first day of each month by VAC to NEWTECH. The invoicing shall be in the form and content sufficient for NEWTECH to determine the calculated amount to be paid in accordance with the monthly invoice. The invoiced amount shall be paid to VAC within thirty (30) days from the date of invoice. Any invoices not paid within thirty (30) days from the date of issuance shall carry a service charge of one and one-half (l l/2%) per cent per month, which service charge shall accumulate for each thirty (30) day cycle after the first thirty (30) day net invoice payment is due. In the event any invoice rendered by VAC to NEWTECH is not paid within forty-five (45) days from the date of its issuance and receipt by NEWTECH, VAC shall have the right, upon 15 days written notice as hereinafter provided, to suspend the service set forth in this agreement until such time as payment is made. If NEWTECH disputes a portion of any bill, any such dispute shall be transmitted to VAC with sufficient explanation for VAC to understand the nature of the claimed dispute by NEWTECH. The parties shall then mutually work together to try to resolve such disputed billing, but any portion of the bill that is undisputed shall be paid by NEWTECH pending resolution of the disputed portion. For the purposes of suspension of services, any unresolved, legitimately disputed portion of any invoice and the lack of payment of the amount in such dispute shall not constitute grounds for suspension by VAC of the services contemplated by this

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agreement.

         8. GOOD FAITH ABSOLUTION OF DISPUTES. In the event any of the operational provisions contained in this agreement concerning VAC's services and NEWTECH's obligations to VAC for payment of services become a subject of this agreement between the parties, the parties agree that each shall use their best efforts to resolve such good faith disputes. Each party shall appoint one senior management person to participate in resolution of disputes concerning payment and operational issues as contemplated pursuant to this agreement. NEWTECH hereby designates Stuart Slugh and VAC hereby designates Vince Romano as the persons who shall be responsible for negotiating good faith disputes concerning payment and operational issues. Any issues that are incapable of being resolved on an operational level between the parties shall be referred to the persons set forth in this paragraph. Notification of a dispute to be discussed shall be sent by telefax, regular mail or overnight mail between the parties who shall endeavor to arrange for discussions to resolve the issues as quickly as possible. If either party shall change the designated person for this dispute resolution mechanism, the party making the change shall notify the other by telefax, regular mail or overnight mail of such change. Any disputes not capable of being resolved in this manner or any other issues that may arise concerning the interpretation of this agreement shall thereafter be subject to and interpreted under the laws of the State of New York and the parties hereby designate Supreme Court of Orange County as the venue of any legal action

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commenced pursuant to this agreement.

         9. MANAGEMENT REPORTS. As part of VAC's service to NEWTECH, VAC shall generate the following management reports based upon the selection of services that NEWTECH chooses:

            (a) PRODUCT SUPPORT SUMMARY. This report will indicate by SKU, significant customer inquiries of problems related to NEWTECH's products. The data will be provided to NEWTECH based upon a troubleshooting grid to be provided by NEWTECH. Frequency of reports will range from daily (EDI) to monthly, depending upon NEWTECH's requirements.

            (b) ADDITIONAL REPORTS. Additional reports may require software programming. If NEWTECH requests the production of additional reports, which require development or modification of software, the cost will be billed at SIXTY FIVE AND 00/100 ($65.00) DOLLARS per man hour.

         10. INDEMNIFICATION AND NOTICE OF SUIT.

         (a) VAC shall indemnify and save harmless NEWTECH and its employees and assigns from any and all lawsuits, losses, damages, claims, complaints or demands incurred in connection with the failure by VAC to adequately perform its technical service responsibility in accordance with the terms hereunder; which may arise out of any claim or representation implied or made by VAC with regard to its technical support obligations pursuant to this agreement and which may arise out of any defect in performance or negligence by VAC as a result of the improper performance of its

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technical service responsibilities to NEWTECH's customers pursuant to this agreement, excepting therefrom any damages resulting from NEWTECH's failure to provide adequate or current technical data.

         (b) Each party shall provide notice to the other party of any demand, suit or threat of suit and shall be given the opportunity to defend same. Except with respect to any claim, complaint, demand or litigation which one party might institute against the other, the parties shall coordinate with each other with regard to any claim, complaint or demand which might subsequently lead to litigation. Each party shall be responsible to reimburse the other as a result of any expense the other party may incur, including reasonable attorney's fees, which may be incurred by the indemnity.

         (c) The provisions of this paragraph are intended to survive the termination of this agreement.

         11. MUTUAL CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENTS: NEWTECH deems that its business dealings, customer lists and vendors' lists, parts lists and methods of doing business are confidential and a trade secret of NEWTECH. VAC deems the names and addresses of its service centers, its computer software programs and business methods used in establishing its telephone network and staffing of same are confidential and a trade secret of VAC. Each party acknowledges that the above are valuable assets to them and that said interests are proprietary in nature. Each party could suffer injury if its customers or competitors were able to use the resources of VAC or NEWTECH in order to learn confidential information. Therefore, NEWTECH agrees that if this agreement is

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terminated, NEWTECH shall not thereafter seek to solicit, for its own use or the use of third parties, the service of any VAC service centers that NEWTECH learns of as a result of its association or affiliation with VAC. VAC shall not, for its own use or third parties, use NEWTECH's customers or vendors' lists and shall not use knowledge of NEWTECH's business dealings for the benefit of VAC or others. The parties agree that for a period of two (2) years from the date of the termination of this agreement, this confidentiality agreement shall remain in full force and effect. NEWTECH shall not for itself or cause any third party on its behalf to contact any of the VAC authorized service centers for the purposes of establishing network or repair facilities in order to use such facilities for warranty service repairs or extended service contract repairs.
VAC shall not use NEWTECH's customers' lists or vendors' lists to solicit NEWTECH's customers or vendors in any way and shall not use knowledge of NEWTECH's business dealings to its advantage. This prohibition shall not bar NEWTECH from making legitimate inquiries to the repair and service centers with regard to any warranty repair work that is being performed or, if a complaint has been lodged by a customer. The parties acknowledge that it would be difficult or impossible to ascertain damages in the event of a breach of this clause. Thereafter, in the event either party shall breach the provisions contained herein regarding non-solicitation and confidentiality, the parties agree that the appropriate remedy would be for injunctive relief. The parties agree that with respect thereto, the laws of the State of

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New York shall be binding on the parties and the parties hereby designate the
Supreme Court of the State of New York, County of Orange as venue for any action that may be brought for injunctive relief as a result of the breach of this clause. The provisions contained in this clause concerning non-solicitation and confidentiality shall not apply to those service centers that NEWTECH had previously done business with or is affiliated with and those names are provided by NEWTECH to VAC in order to invite service centers to become a part of the VAC service network.

         12. ADDITIONAL PROVISIONS:

         (a) GENERAL LIABILITY AND PRODUCT LIABILITY INSURANCE: VAC shall name NEWTECH as a named insured on its general liability and product liability insurance policy with a minimum coverage amount of $1,000,000.00 per occurrence. VAC represents that it makes an effort to have its authorized service centers maintain product liability insurance with minimum coverage of $1,000,000.00 per occurrence. However, because of the difficulty in enforcing and tracking this insurance requirement from its service centers, VAC does not guaranty that its service centers will maintain insurance in force and effect. VAC's only representation with respect to these service centers is that it requests that such service centers maintain the aforementioned product liability insurance, but VAC shall not act as a guarantor that such service centers will maintain such insurance and no liability shall attach to VAC if a service center fails to maintain such insurance.

         (b) TRADEMARKS, SERVICE MARKS, PROPRIETARY RIGHTS: Neither

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party shall use the registered trademark, service marks, logos, names or any other proprietary designations of the other party or any of its parents or subsidiaries without the prior consent of the other party. Each party acknowledges the other's proprietary interest in their work product, manuals and trade secrets. However, each party grants the other the limited right to use trademarks and service marks for the limited purpose of performing the functions required hereunder. Therefore, VAC shall have the right to identify itself as a service representative of NEWTECH when receiving telephone calls contemplated by this agreement.

         (c) WAIVER: The observation or performance of any condition or obligation imposed on either party herein may be waived only upon the written consent of the other party. Any such waiver shall be limited to the terms thereof and shall not constitute a waiver of any other conduct, condition or obligation of the parties hereunder. A failure to enforce any contract provision contained herein shall not be deemed a waiver of the right to object to and contest any subsequent breach.

         (d) NOTIFICATIONS: All notifications pursuant to this agreement shall be made by certified mail, return receipt requested or overnight express mail or telefax in the following manner:

         1. If to VAC SERVICE CORP. to: VAC SERVICE CORP., 99 Tower Drive, P.O. Box 730, Middletown, New York 10940. Fax number (914) 692-3620.

         2. If to NEWTECH APPLIANCE INC., 16550 NW 10th Avenue, Miami, Florida 33169. Fax number 305-624-8901

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         (e) INDEPENDENT CONTRACTORS: The parties agree that they are in a position of independent contractors to one another. Nothing contained herein shall be construed to indicate that either party legally bind the other party or that either party has any relationship or contractual liabilities other than those set forth in this agreement.


         13. RELATIONSHIP OF PARTIES: NON-EXCLUSIVITY. This agreement is intended to be non-exclusive. VAC may contract with any third party to offer the same or similar services it provides to NEWTECH herein and NEWTECH shall be free to contract with any third party in order to obtain the same or similar services as provided for herein provided that such services do not affect the ability of VAC to carry on its obligations in accordance with the terms of this agreement. The parties hereby declare their relationship to each other to be that of independent contractors and neither party shall in any way hold themselves out to third parties as agents with authority to bind the other to any contract or agreement except as may be specifically set forth pursuant to the terms of this agreement.

         14. TERM AND TERMINATION.

         (a) This agreement shall become effective only when accepted and executed by both parties and shall remain in force and effect for a period of two (2) years from the date of execution. Each party may, without terminating this agreement, serve notice prior to the end of each term of their desire to review and modify the pricing structure set forth in this agreement. If such

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notification is given, the pricing then in effect shall remain controlling, subject to negotiation between the parties. If, in either parties' judgment, it is determined that pricing is unacceptable and cannot be agreed upon, then either party may, thereafter, give notice of termination which shall be effective sixty (60) days after notification thereof to the other party. Other than reservation of rights for price negotiations, this agreement shall automatically be renewed for successive one year terms, unless one of the parties notifies the other in writing of non-renewal prior to the expiration of each annual term.

         (b) After termination, this agreement shall remain in effect with respect to those obligations remaining unfulfilled. Any notice of non-renewal shall be served thirty (30) days prior to the expiration of the annual term.

         (c) Notwithstanding the provisions contained above, either party may terminate this agreement, if:

             (i) the other party makes a material misrepresentation of facts in this agreement;

             (ii) the other party materially fails to perform the terms, conditions, and obligations reserved to them pursuant to the terms of this agreement.

         15. MODIFICATIONS AND CHANGES. This agreement incorporates the entire understanding and agreement between the parties. Any prior discussions, conversations or agreements are merged in this

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agreement and shall not be modified except by written instrument executed by both parties or by the party against whom said written instrument is being enforced.

         16. WAIVER. The observation or performance of any condition or obligation imposed by either party hereunder may be waived only upon the written consent of the other party. Any waiver shall be limited to the terms hereof and shall not constitute a waiver of any other condition or obligation of the parties hereunder.

         17. COUNTERPARTS. This agreement may be signed in any number of counterparts and each such fully executed counterpart shall be deemed an original agreement.

         18. PARAGRAPH HEADINGS. The headings contained herein are for convenience or reference purposes only and are not intended to define, limit, expand and describe the scope or intent of any provision of this agreement.

         IN WITNESS WHEREOF, the parties have executed this agreement on the date first above written.

                                            VAC SERVICE CORP.

                                            By: /s/ JAMES R. TUCKER
                                                --------------------------
                                                JAMES R. TUCKER, President


                                            NEW M-TECH CORPORATION

                                            By: /s/ STUART SLUGH
                                                ---------------------------
                                                STUART SLUGH, Vice President
                                                Engineering & After Service
                                                Sales

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                                   SCHEDULE A

                     PRODUCT MODEL NUMBERS AND DESCRIPTIONS


MODEL #              MANUFACTURER                       DESCRIPTION

WT 3500              WHITE WESTINGHOUSE         5" B/W TV

WPDC1325CD           WHITE WESTINGHOUSE         C/D BOOM BOX DUAL CASSETTE

WVCP8000             WHITE WESTINGHOUSE         VIDEO CASSETTE PLAYER

WPDC1324             WHITE WESTINGHOUSE         DUAL CASSETTE BOOM BOX W/O CD

WPDC1322             WHITE WESTINGHOUSE         MINI CASSETTE BOOM BOX W/O CD

WPDD1506             WHITE WESTINGHOUSE         A/M F/M STEREO W/DETACHABLE
                                                CASSETTE PLAYER

WT2520               WHITE WESTINGHOUSE          25" COLOR TV

MC3103CD             WHITE WESTINGHOUSE         CD A/M F/M STEREO SHELF SYSTEM

PDC325CD             NEWTECH                    CD BOOM BOX DUAL CASSETTE

MC3103CD             NEWTECH                    CD A/M F/M STEREO SHELF UNIT

POD506               NEWTECH                    A/M STEREO W/DETACHABLE CASSETTE
                                                PLAYER

CR1244               NEWTECH                    CLOCK RADIO